For Immediate Release	For Further Information Contact:
Monday, July 7, 2008	Robert E. Phaneuf Vice President - Corporate Development (918) 632-0680

RAM ENERGY RESOURCES, INC. ANNOUNCES

UPDATE TO OPERATING ACTIVITY AND FINANCIAL HIGHLIGHTS

Tulsa, Oklahoma – RAM Energy Resources, Inc. (Nasdaq: RAME) today announced an update to operating activity and certain financial highlights.

Operations Update

During the second quarter 2008, RAM participated in the drilling of 24 gross (20.9 net) development and exploitation wells compared to 16 gross (16 net) development wells in the same quarter last year, reflecting increased project inventory and planned capital spending. Similarly the company participated in 1 gross (0.9 net) exploratory wells in the second quarter of 2008, compared with 5 gross (0.9 net) exploratory wells in the same period last year.

Drilling Activity Accelerates on RAM’s Unconventional Shale Plays in the Barnett Shale of North Texas and the Devonian Shale in West Virginia

Drilling activity in RAM’s North Texas Barnett Shale play, where the company has joint operating agreements with EOG Resources (NYSE: EOG) and Devon Energy (NYSE: DVN), began to accelerate late in 2007 and has continued through the first and second quarters of 2008. Four horizontal wells were spud during the second quarter, the T.L. Dickenson A-4H, A-5H, A-2H and the Brown 2-H, all of which are in various stages of completion. Three wells were spud in this area during the first quarter, Etta Burress 3H, Molloy A1-H, T.L. Dickenson A -3H, two of which began producing late

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in the second quarter with combined gross initial daily production rates of 5,733 Mcfe and one is completing. Together, all of these wells are expected to contribute to production in the third quarter.

Additional 3-D Seismic Acquisition Planned to Expand Barnett Shale Project Inventory and Support Future Growth Potential

Over the last two years RAM has acquired and interpreted seismic which supported the drilling of the company’s 16 existing producing wells. Currently RAM’s existing inventory of projects is substantial and consists of 30 seismically identified locations including proved undeveloped locations, probable locations and possible locations. In addition to the company’s existing 85 square miles of 3-D seismic inventory, RAM plans to participate in an additional 50 square mile 3-D seismic program over jointly held Barnett Shale acreage this year. The acquisition of additional seismic is being undertaken in order to continue to increase the company’s inventory of seismically identified potential drilling locations and ultimately support near-to-intermediate term production growth.

Drilling Underway in West Virginia Devonian Shale Play

The company has staked six initial drilling locations in its West Virginia Devonian shale play and has spud three horizontal wells, the C.S. Ball #1H, the R. Mayes #1-H and the M. Jordan #1-H. Drilling a horizontal well into the targeted portion of the shale is relatively quick, averaging about 15 days. The initial two horizontal wells were drilled to a measured depth in the targeted Huron Shale of approximately 6,400 feet, which included a lateral section of approximately 2,500 feet. Currently, one well is waiting on a pipeline connection, one is awaiting completion and one is drilling. The drilling rig is working under a contract to sequentially drill the

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initial six wells with an option to extend the contract. For 2008 a total of 14 horizontal wells are planned with the aim of supporting the commercialization of the company’s acreage. RAM has a 100 percent working interest and operates all of its wells in West Virginia.

Continued Strong Pace of Drilling in Conventional Project Areas

RAM Continues Stepped-Up Activity in its Conventional South Texas Plays

RAM drilled two wells targeting the Vicksburg formation, the Garza Hitchcock #11 and #14, during the first quarter 2008 which were successfully completed during the second quarter and have contributed to that quarter’s production. In addition, the company spud another two wells in the second quarter, both of which are completing. The Wiese #1 well was among those wells spud during the second quarter and is significant because it targets another formation known to be productive in the area, the Wilcox formation. If successful, this well could expand the company’s inventory of opportunities in this area of South Texas. Wells drilled by RAM on the company’s South Texas leases since late 2007 are currently contributing approximately 4,492 Mcfe gross (3,369 Mcfe net) per day to production. RAM has a 100 percent working interest and operates all of these South Texas wells.

Project Maintenance Operations

In the mature areas of Electra/Burkburnett in North Texas and the Allen and Fitts fields located in Oklahoma, which together were responsible for approximately 45 percent of total net production in the first quarter 2008, the company continues an active pace of development drilling and recompletion activity. To date during the second quarter, a total of 11 net wells were drilled in the Electra/Burkburnett area, of which seven were completed as

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producing wells, and four were in various stages of completion as of late June. Also during the second quarter, RAM drilled four wells in the Fitts area, of which one is producing, two are completing and one is drilling. Together these two areas contain an identified inventory of over 170 PUD locations for future drilling to support production levels, and along with other mature fields, generate a substantial portion of cash flow to fund the company’s capital budget.

Financial Highlights

Operating results should improve substantially in the second quarter of 2008 producing EBITDA for the quarter in a range of $30 to $32 million, representing an increase of more than 25 percent compared to that of the first quarter of 2008. The increased cash flow from operations combined with the $86.6 million of proceeds from the recent exercise of warrants and utilization of cash balances enabled RAM to reduce total debt outstanding more than $96 million in the quarter. The operating cash flow also supported an increased capital expenditure program in the second quarter, which is anticipated to lead to a rise in production of approximately two percent in the quarter compared to production in the first quarter of the year.

“We continue to be pleased with the heightened activity levels made possible by a significant inventory of development and exploitation projects in combination with higher cash flows. The anticipated production growth resulting from the ramp-up of drilling activity since the beginning of the year is becoming increasingly visible and significant,” said Larry Lee, Chairman and CEO.

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Forward-Looking Statements

This release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release, other than statements of historical facts that address estimates of drilling activities, estimated production, plans to acquire seismic, EBITDA, capital spending, future drilling plans and events or developments that the company expects or believes are forward-looking statements. Although the company believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance, and actual results or developments may differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those in forward-looking statements include oil and gas prices, exploitation and exploration successes, actions taken and to be taken by the government as a result of political and economic conditions, continued availability of capital and financing, and general economic, market or business conditions as well as other risk factors described from time to time in the company’s filings with the SEC. The company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

RAM Energy Resources, Inc. is an independent energy company engaged in the acquisition, exploitation, exploration, and development of oil and gas properties and the marketing of crude oil and natural gas. Company headquarters are in Tulsa, Oklahoma, and its common shares are traded on the Nasdaq under the symbol RAME. For additional information, visit the company website at www.ramenergy.com.